ROYALTY PURCHASE & SALE AGREEMENT

THIS AGREEMENT dated for reference March 31, 2009 is made

BETWEEN:

RARE ELEMENT RESOURCES LTD., a British Columbia company, of Suite 410 – 325 Howe Street, Vancouver, British Columbia V6C 1Z7 Canada

("Rare Element")

AND:

FREEPORT-McMoRaN CORPORATION, a New York corporation **(fka Phelps Dodge Corporation)**, of One North Central Avenue, Phoenix, Arizona 85004 USA

("Freeport")

WHEREAS:

A. Pursuant to that certain Quitclaim Deed (the "Deed") dated September 30, 2002, and recorded beginning at Book 399, Page 538 in the Official Records of Crook County, Wyoming, between Freeport, acting for and on behalf of its then-existing Phelps Dodge Mining Company division, and Paso Rico USA, Inc., Freeport retained a net smelter returns royalty (the "Royalty") over the properties described in the Deed pursuant to the terms and conditions set forth in the Deed;

B. Rare Element wishes to purchase and Freeport wishes to sell all of its rights under the Royalty to Rare Element; Rare Element wishes to assume and have novated to it all of the obligations of Freeport under the Royalty; and Paso Rico USA, Inc., a Wyoming corporation, the payor of the Royalty, wishes to consent and agree to the assignment, assumption and novation.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Rare Element and Freeport (the "Parties"), the Parties agree as follows:

1. On March 31, 2009 (the "Closing Date"), Freeport shall sell and Rare Element shall purchase all of Freeport's right, title and interest in and to the Royalty on the terms and conditions herein contained and for cash consideration of USD 50,000 (the "Consideration"). Upon receipt of the Consideration in available funds, Freeport shall execute and deliver to Rare Element the Quitclaim Deed for the Royalty in form and substance set forth in Schedule "A" hereto and incorporated herein by reference.

2. Rare Element hereby undertakes and agrees to indemnify, defend and hold harmless Freeport, its affiliates, and each of their directors, officers, employees, agents and representatives, from and against any and all manner of claims, demands, judgments, administrative actions and lawsuits against them alleging environmental pollution, contamination or damage to property resulting from or attributable to the actions of Rare Element, Paso Rico USA, or their affiliates, and any of their employees, agents, contractors and suppliers in carrying out or conducting any work on the property that is the subject of the Deed that occurred from and after the date of the execution of the Deed.

3. The parties agree to execute and deliver any other deeds, documents or assurances and to do any other acts required to carry out the true intent and meaning of this Agreement, including all necessary acts and filings (including any filings required in Wyoming or the USA) to register Rare Element, or its assigns, as the owner of the Royalty.

4. This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other party.

5. This Agreement is governed by, subject to and interpreted in accordance with the laws of the State of Wyoming and the federal laws of United States applicable therein, other than any such laws that would require the application of the laws of another jurisdiction. The courts sitting in the State of Wyoming will have the exclusive jurisdiction over any dispute arising in connection with this Agreement.

6. Time is of the essence of this Agreement.

7. This Agreement constitutes the entire agreement between the parties and supersedes any and all earlier discussions, correspondence and understandings between the parties. There are no representations or warranties, express or implied, statutory or otherwise, and no collateral agreements other than as expressly set forth or referred to in this Agreement.

8. This Agreement may be executed in counterparts, each of which when assembled with the other shall form one agreement. Each of the parties may reasonably rely on the facsimile signature of the other(s), transmitted by facsimile, as evidence of their agreement hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first written above.

RARE ELEMENT RESOURCES LTD., a British Columbia company

By: [signature]
Name: MARK T. BROWN
Title: CEO + DIRECTOR

FREEPORT-McMORAN CORPORATION, a New York corporation

By: [signature]
Name: DOUGLAS N. CURRAULT II
Title: SECRETARY

APPROVED AS TO FORM [initials]
INITIALS

Acknowledged and consented to:

Paso Rico USA, Inc., a Wyoming company

By: [signature]
Name: MARK T. BROWN
Title: DIRECTOR